EXHIBIT 10.3

ANTIK DENIM, LLC
LICENSE AGREEMENT

This Agreement entered into by and between ANTIK DENIM, LLC, a California limited liability company, having its principal office at 5804 E. Slauson Avenue, Commerce, CA 90040 (“Licensor”) and MAX RAY, INC., a California corporation having its principal office at 1363 Elwood Street, Los Angeles, California 90021 (“Licensee”) with reference to the following recitals:

A.    Licensor is the owner of certain proprietary rights identified in Exhibit C, which are comprised of a pending trademark application for registration of the “Antik Denim In Jeans We Trust” trademark (the “Trademark”), copyright registrations described in Exhibit A hereto (the “Copyrights”) and a pending design patent described in Exhibit A hereto (the “Patent”). The Trademarks, Copyrights and Patent are collectively referred to herein as the “Property”.

B.    Licensee wishes to license the Property as set forth herein upon and in connection with the manufacture, sale, marketing and distribution of the products described in the attached Exhibit A. The products described in the attached Exhibit A on which or in connection with which Licensee uses the Property shall hereinafter be referred to as “Licensed Product(s)”.

NOW, THEREFORE, in consideration of the mutual promises of this Agreement, the parties agree as follows:

1.	GRANT OF LICENSE

(a) Licensor hereby grants to Licensee, and Licensee accepts, subject to the terms and conditions of this Agreement, the sole and exclusive right within the Territory (as defined hereinafter): (i) to use the Property on or in connection with the Licensed Products described in the attached Exhibit A and in connection with the Licensed Products' design, development, manufacture, sale, marketing and distribution to the general wholesale and retail trade; (ii) to use the Trademarks and brand names used or owned by Licensor to merchandise the Licensed Products; and (iii) to adopt existing styles and designs of Licensed Products presently being sold by Licensor and to design, develop, manufacture, sale, market and distribute such Licensed Products to Licensor and to Licensor's parent, affiliate and subsidiary corporations, and to the general wholesale and retail trade. Licensor reserves any rights, benefits and opportunities not expressly granted to Licensee under this Agreement.

2.	TERRITORY

(a) The license granted under this Agreement shall extend throughout the United States and its possessions, territories and military bases worldwide (the “Territory”).

(b) In the event that Licensor wishes to grant a license under its rights in the Property for the Licensed Products in a country (or portion thereof, as applicable) that is outside of the Territory, Licensor hereby grants to Licensee, and Licensee shall have, a right of first refusal to amend this Agreement and to add that country (or portion thereof, as applicable) to the Territory, subject to the same Minimum Net Sales and Minimum Guaranteed Royalty that has been offered by the third party for such country (or portion thereof, as applicable) in a bona fide offer in writing delivered to Licensee.

3.	TERM

(a) The parties agree that the term of this Agreement shall commence on July 1, 2007 and will extend for a “First Term” of eighteen (18) months from July 1, 2007 through December 31, 2008. Upon the expiration of the First Term, this Agreement shall automatically renew for four (4) successive one (1)-year term (each, an “Extended Term”, and collectively together with the First Term, the “Term”), unless this Agreement is earlier terminated pursuant to the provisions hereof. The First Term and the Extended Terms are collectively referred to herein as the “Term”.

(b) Notwithstanding anything else contained herein, Licensee shall have the right to terminate this Agreement effective as of December 31, 2008, December 32, 2009, and December 31, 2010, provided that Licensee has given Licensor ninety (90) days written notice prior to the effective date of such termination. In the event of termination pursuant to this provision, Licensee shall have the rights set forth below in Section 19(b) to dispose of the Licensed Products and Licensee’s Guaranteed Minimum Royalty shall be limited to only the amount due for the then-current First Term or Extended Term, as applicable.

4.	ROYALTIES AND MINIMUM NET SALES

(a) Subject to the terms and conditions of this Agreement, Licensee shall pay to Licensor as royalty (“Royalty” or “Royalties”) a sum equal to eight percent (8%) of all Net Sales of the Licensed Products. Such Royalty shall accrue when Net Sales are collected. “Net Sales” shall mean gross sales (i.e., the gross invoice amount billed and collected by Licensee from customers) of the Licensed Products during the Term, less the following deductions: (i) discounts or rebates, (ii) transportation, freight and other charges, such as insurance, related to the handling and distribution of Licensed Products, (iii) taxes, excises, and other governmental charges or duties and (iv) refunds, chargebacks and other allowances actually shown on the invoice and, further, (v) less any bona fide returns (net of all returns actually made or allowed as supported by credit memorandum actually issued to the customers) provided such returns do not exceed [ten percent (10%)] of gross sales per quarterly period. Costs incurred in the manufacturing, selling, advertising and distribution of the Licensed Products shall not be deducted nor shall any deduction be allowed for any uncollectible accounts or allowances. No deductions shall be made for any discounts not reflected on the invoice(s), or for commissions, taxes, fees, assessments, impositions, or payments or expenses of any kind which may be incurred or paid by Licensee in connection with the transfer of funds or with the conversion of any currency into United States dollars.

(b) Royalty payments shall be made by Licensee to Licensor on all Net Sales. In the event that Licensee sells any or all of the Licensed Products to any affiliate of Licensee, including, without limitation, any individual(s), entity or entities in whole or in part controlled by Licensee, or having any relationship, contract or arrangement with Licensee with respect to any matter which affects, or is affected by, this Agreement, the invoice price used to determine Net Sales hereunder shall be the invoice price at which the Licensed Products are resold by such individual or entity to an unrelated customer in an arm’s-length transaction.

(c) Guaranteed Minimum Royalty: Subject to the terms and conditions of this Agreement, Licensee shall, during the First Term and, only if and as applicable, each Extended Term

(each, an “Annual Period”), pay to Licensor the non-refundable "Guaranteed Minimum Royalty" listed below, payable in equal quarterly installments within thirty (30) days after the end of each quarter during each such Annual Period. All such payments shall be fully creditable against Royalties due and payable under this Agreement. Upon execution of this Agreement, Licensee shall pay Licensor Twenty Thousand Dollars ($20,000.00) as an advance (“Advance”) (to be applied by Licensor against the First Term Guaranteed Minimum Royalty due to Licensor hereunder). If, for any reason or no reason, this Agreement is terminated prior to full application of the Advance delivered to Licensor hereunder, within ten (10) days following the termination of this Agreement, Licensor shall deliver an amount equal to the unused portion of any the Advance to Licensee. The balance of the First Term Guaranteed Minimum Royalty shall be paid in four (4) equal quarterly installments of Seventeen Thousand Two Hundred Twenty Two Dollars and 20/100 ($17,222.20) each, with the first installment due for the quarter ending December 31, 2007.

If upon termination or expiration of this Agreement, the Royalties paid and/or payable by Licensee to Licensor, together with the amounts paid by Licensee to Licensor pursuant to the foregoing paragraph, during or with respect to the then current Annual Period are, in aggregate, less than the Guaranteed Minimum Royalty for such Annual Period, Licensee shall pay such difference to Licensor; provided, however, if this Agreement is terminated due to Licensor’s default, in addition to any rights and remedies available to Licensee, Licensee shall only be responsible for Royalties earned under Section 4 hereof up to the date of termination of this Agreement. Royalty payments shall be credited against the Guaranteed Minimum Royalty. In the event that during any Annual Period, the actual payments for Royalties under Section 4 hereof equal or exceed the Guaranteed Minimum Royalty with respect to that Annual Period, no further Guaranteed Minimum Royalty payments need be made for such Annual Period.

	GUARANTEED
ANNUAL PERIOD	MIN. ROYALTY	TARGET NET SALES

04/01/07 - 12/30/08	$88,888.80	$1,111,111.20
1/01/09 - 12/30/09	$240,000.00	$3,000,000.00
1/01/10 - 12/30/10	$400,000.00	$5,000,000.00
1/01/11 - 12/30/11	$640,000.00	$8,000,000.00
1/01/11 - 12/30/12	$800,000.00	$10,000,000.00

(d) Target Net Sales: During the First Term and for each of the Extended Terms, Licensee agrees to use commercially reasonable efforts to achieve “Target Net Sales” as shown above; provided that, the failure to achieve such Target Net Sales shall not be a breach of this Agreement. Licensee acknowledges that failure to pay Guaranteed Minimum Royalties in effect during the Term, would be a material breach of this Agreement.

(e) Licensor may impose a charge on all overdue Royalty payments at a rate equal to the lesser of one and one-half percent (1 ½%) per month or the maximum rate allowed by law, without prejudice to any other rights of Licensor under this Agreement.

(f) All of Licensee's obligations under this Paragraph 4 shall be performed without any right of Licensee to invoke set-offs, deductions and other similar rights.

(g) The financial and monetary obligations of Licensee solely with respect to the Guaranteed Minimum Royalty hereunder accruing during the Term shall be guaranteed by Josh Cherin, an individual residing in the State of California, on a year-by-year basis (“Guarantor”). It is expressly agreed by the parties that this Agreement shall have no validity, force or effect until such time as Guarantor has executed and delivered the written Guaranty (“Guaranty”), annexed hereto as Exhibit D.

5.	ROYALTY PAYMENT AND REPORTING

(a) Licensee shall pay the royalties based upon Net Sales in quarterly periods ending on the last days of March, June, September, and December. Payments shall be received by Licensor within thirty (30) days after the end of each quarterly period. At the time of payment, Licensee will also furnish Licensor on forms provided or approved by Licensor with a statement of Net Sales and number of units of all Licensed Products sold in the Territory (whether or not subject to a royalty) during the immediately preceding quarterly period and statements of other information as the forms may require. Such statements shall be furnished to the Licensor whether or not any Licensed Products have been shipped, distributed and/or sold and whether or not actual royalties have been earned during the preceding royalty period. Royalty statements will be certified true and correct by a duly authorized officer of Licensee if Licensee is a corporation or by a principal of Licensee if Licensee is a partnership or sole proprietor. Licensee shall send all payments and statements required by this Paragraph to Licensor at the address in Paragraph 24. Neither the expiration nor the termination of this Agreement shall relieve Licensee from its royalty payment obligations that accrued prior to the expiration or termination of this Agreement.

(b) All amounts to be paid by Licensee to Licensor under this Agreement shall be payable in United States currency according to a method directed by Licensor (including by electronic transfer) without deduction for taxes (including withholding taxes), levies, duties, imports, commissions, expenses or charges of any kind.

(c) Neither the receipt nor acceptance by Licensor of any royalty payment or royalty statement shall prevent Licensor from subsequently challenging the accuracy or validity of such payment or statement.

(d) During the term of this Agreement and for at least two (2) years following the termination or expiration of this Agreement, Licensee shall maintain at Licensee's principal office such books and records including but not limited to production, inventory and sales records (collectively "Books and Records") as are necessary to substantiate that (i) all statements submitted to Licensor hereunder were true, complete and accurate, (ii) all royalties and other payments due Licensor hereunder shall have been paid to Licensor in accordance with the provisions of this Agreement, and (iii) no payments have been made, directly or indirectly, by or on behalf of Licensee to or for the benefit of any Licensor employee or agent who may reasonably be expected to influence Licensor's decision to enter this Agreement or the amount to be paid by Licensee under this Agreement. (As used in this Paragraph, "payment" shall include money, property, services, and all other forms of consideration.) All Books and Records shall be maintained in accordance with generally accepted accounting principles consistently applied. During the term of, and for two (2) years after the termination or expiration of this Agreement, the Books and Records shall be open to inspection, audit and copy by or on behalf of Licensor during business hours, provided that any audit shall be conducted by an independent Certified Public Accountant who has agreed to provide the results of such audit, in writing, with such results provided simultaneously to both Licensor and Licensee, and, further provided, that no audit shall be conducted on less than two weeks’ notice to Licensee and any audit shall be conducted solely during Licensee’s normal business day and in a manner designed to minimize impact on Licensee’s ongoing business and no more than once in each calendar year. If any such audit reveals a discrepancy between the royalties owed Licensor and the royalties Licensee paid, Licensee shall pay such discrepancy, plus interest calculated at the lesser of one and one-half percent (1 ½%) per month or the maximum rate allowed by law. If such discrepancy is more than fifteen percent (15%), Licensee shall reimburse Licensor upon demand for the cost of such audit including any reasonable attorneys' fees in connection therewith.

6.	ADVERTISING, MARKETING AND DISTRIBUTION

(a) On an annual basis during the Term, Licensee shall spend no less than the two percent (2%) of the Minimum Net Sales for the corresponding year of the License Agreement on advertising and marketing. Licensee shall participate in international trade shows that are customarily attended by distributors who market the same categories of products as have been licensed to Licensee under this Agreement. In addition, as reasonably requested with reasonable advance notice, Licensee shall coordinate to show the Licensed Products at the apparel trade shows that are attended by Licensor. All advertising materials shall require the prior written approval of Licensor, as set forth in Article 8 below, which approval shall not to be unreasonably withheld or delayed. Other than product placement, Licensee shall not obtain any celebrity endorsements or associate the Licensed Products with any particular celebrity without first obtaining the prior written consent of Licensor.

(b) Licensee acknowledges that in order to preserve the goodwill attached to the Trademark, the Licensed Products are to be sold at prices and terms, and through distribution channels, reflecting the prestigious nature of the Trademark, it being understood, however, that Licensor is not empowered to fix or regulate the prices at which the Licensed Products are to be sold, either at the wholesale or retail level. Licensee shall distribute the Licensed Products only to upper tier department stores, specialty chain stores, and specialty boutiques.

(c) The sale and distribution of the Licensed Products in the Territory shall be performed exclusively by Licensee or under its supervision or control. Notwithstanding the foregoing, Licensor shall be entitled, as reasonably requested by Licensor, to attend and participate in any meetings and/or negotiations that Licensee may have with Licensor’s existing sales agents.

(d) Licensee shall maintain the high standards of the Property and the Licensed Products in all advertising, packaging and promotion of the Licensed Products. Licensee shall not employ or otherwise release any of such advertising or packaging or other business materials relating to any Licensed Products or bearing the Property, unless and until Licensee shall have received approval by Licensor. Licensee may include on it business materials an indication of the relationship of the parties hereto in a form approved by Licensor. All usage by Licensee of the Property of Licensor on a Licensed Product shall include the © copyright symbol, ® or ™ trademark symbol, or notice of “Patent Pending”, or “Patented” (with the number of any issued patent), as appropriate. Licensor will inform

Licensee as to the correct legal notices required by Licensor when Licensee submits its concepts for approval, as described in Article 8 below.

(e) Consistent with the high quality and prestige of the Trademark and products manufactured by, or under license from, Licensor and its affiliates, Licensee undertakes, during the Term, to diligently manufacture and sell all Licensed Products, to use its commercially reasonable efforts to create a demand therefore, supply such demand, and maintain adequate arrangements and facilities for the distribution of Licensed Products throughout the Territory. As an essential part of its distribution program, Licensee shall use commercially reasonable efforts to cause to be manufactured adequate quantities (consistent with good industry practice) of all Licensed Products to satisfy the requirements of its customers for a full line of such Licensed Products and to expedite the delivery thereof.

7.	SALE OF LICENSED PRODUCTS TO LICENSOR

Subject to standard order terms and lead times, Licensee agrees to sell to Licensor the Licensed Products in such quantities, as Licensor may need in connection with its wholesale and retail activities. All sales by Licensee to Licensor of Licensed Product(s) shall be on terms at least as good as those given by Licensee to any of its customers with similar order volumes such that the Licensor can purchase the Licensed Product(s) from the Licensee at a price never to exceed the lowest price offered to any other customer of the Licensee with similar order volumes and on such other terms that are as good as the most favorable terms given to any other customers of the Licensee with similar order volumes.

8.	QUALITY AND APPROVAL

(a)	Purpose of Quality Control.

It is the intent of the parties hereto to establish, through the performance of this Agreement, prestige and goodwill and recognition in the minds of the public with respect to the Trademark and, therefore, it is of great importance to each party that high standards and reputation be established in the Trademark and maintained in the manufacture and sale of the Licensed Products. Accordingly, all items of Licensed Products manufactured by or on behalf of the Licensee shall be of high quality and high workmanship. Neither party shall knowingly take any action which damages the reputation of the other party or which diminishes and/or tarnished the image and/or reputation of the Trademark.

(b)	Design/Concept Approval.

Licensee shall submit to Licensor for approval, not to be unreasonably withheld, pre-production submittals consisting of concepts, designs, line drawings or sketches and finished artwork, as the case may be, with respect to any proposed Licensed Products or promotional or packaging material relating to the Licensed Products (“Concept Submittal(s)”). Licensee shall not manufacture, sell, market or distribute any Licensed Products or any promotional or packaging material relating to the Licensed Products before obtaining Licensor's approval of Concept Submittals for each such Licensed Product, which approval shall not to be unreasonably withheld or delayed. If Licensor fails to communicate its approval or disapproval of any Concept Submittal within five (5) days after receipt of Licensee's submission, Licensor shall be deemed to have approved such Concept Submittal.

(c)	Pre-Production Approvals.

Licensee shall submit to Licensor for approval, not to be unreasonably withheld or delayed, pre-production samples for any proposed Licensed Products (“Sample Submittal(s)”). Licensee shall not manufacture, sell, market or distribute any Licensed Products before obtaining Licensor's approval of the Sample Submittals for each such item, which approval shall not to be unreasonably withheld or delayed. If Licensor fails to disapprove any Sample Submittal within five (5) days after receipt of Licensee's submission, Licensor shall be deemed to have approved such Sample Submittal.

(d)	Quality Maintenance.

Licensee shall maintain the same quality in the Licensed Products and promotional and packaging material relating to the Licensed Products produced as in the Sample Submittals approved by Licensor. Upon commencement of manufacture and distribution of the Licensed Products and/or promotional and packaging material relating to said Licensed Products after all required approvals have been given by Licensor, Licensee shall submit to Licensor, at its own cost, three (3) production samples of each of the Licensed Products and/or promotional and packaging material produced by Licensee. Licensor may require that Licensee submit to Licensor, at Licensee’s cost, up to three (3) additional sets of production samples of the Licensed Products and/or promotional and packaging material for Licensor’s use in product placement and promotional endeavors.

(e)	Changes.

If during the term of this Agreement there is to be any material change in the Licensed Products or the promotional or packaging material relating to the Licensed Products after the approval of production samples, Licensee must comply with the provisions of Paragraph 8(b) and Paragraph 8(c) for such Licensed Product or material before its manufacture, sale, marketing or distribution.

(f)	Licensee's Production Facilities.

Licensee agrees to furnish Licensor promptly with the addresses of Licensee's production facilities for the Licensed Products and the names and addresses of the persons or entities, if any, which are manufacturing each of the Licensed Products for Licensee. Licensor shall have the right upon reasonable notice to Licensee, during regular business hours, at its own expense to inspect any production facilities where any Licensed Products are being manufactured for the purpose of enabling Licensor to determine whether Licensee is adhering to the requirements of this Agreement relating to the nature and quality of the Licensed Products and the use of the Property in connection therewith.

(g)	Imperfect, Irregulars or Second Quality Items.

Licensee shall have the right to sell and distribute Licensed Products which are imperfect, irregular or second quality through such outlets and in such manner as Licensee may reasonably determine; provided, however, that such products shall be limited to ten (10%) of first quality sales (measured in number of units sold), reconciled on an annual basis, and provided that Licensee shall remove or deface labels, tags and other packaging which bears or identifies the Property prior to the sale thereof and provided further that Licensee shall notify Licensor as to the retailers selected for the disposition of merchandise. Notwithstanding anything to the contrary herein, the royalty payable to Licensor in respect of such products shall be four percent (4%) which shall be deemed the “Royalty” for such products for all purposes hereunder.

(h)	Damaged, Defective or Non-Approved Items.

Licensee shall not sell any items that are damaged, defective, or non-approved. To the extent that any such items shall exist during the Term of this Agreement, Licensee agrees that such items will be disposed of in accordance with reasonable and customary instructions from Licensor.

9.	OWNERSHIP OF RIGHTS

(a) Licensor is the sole and exclusive owner of all rights, title and interest in and to the Property.

(b) Licensee shall not use Licensor's name or the Property or incorporate Licensor’s name or the Property in the Licensee’s corporate or business name in any manner whatsoever other than as permitted hereunder. Licensee shall not represent that it has any rights to the Property other than those expressly granted under this Agreement. Licensee shall not use and/or authorize the use, either during or after the Term of this Agreement, of any configuration, trademark, trade name or other designation confusingly similar to Licensor's name and the Property.

10.	GOOD WILL AND PROMOTIONAL VALUE

(a) Licensee recognizes the value of the good will associated with the Property and acknowledges that the Property and all rights therein and the good will pertaining thereto, belong exclusively to Licensor. Licensee further acknowledges that the Property has acquired secondary meaning in the mind of the public. Licensee agrees that during this Agreement, or thereafter, it will not challenge or otherwise contest the title or any rights of Licensor to the Property or the validity of the License being granted.

(b) Licensee's use of the Property shall inure to the benefit of Licensor and Licensee shall not, at any time, acquire any rights in the Property by virtue of any use it may make of the Property.

11.	INFRINGEMENTS

Licensee shall reasonably assist Licensor, at Licensor’s cost and expense, in the enforcement of any rights of Licensor in the Property. Licensor may commence or prosecute any claims or actions in its own name or in the name of Licensee or, at Licensor’s cost and expense, join Licensee as a party thereto. If Licensor elects to join Licensee as a party to any such claim or action, Licensor shall indemnify and hold harmless Licensee from any and all costs, expenses, damages and liabilities arising from such claim or action. Licensee shall notify Licensor in writing of any infringements by third parties of the Property, which may come to Licensee's attention. Licensor shall have sole right to determine whether any action shall be taken on account of any infringement. However, in the event that Licensor decides not to proceed, or if Licensor fails to take action within third (30) days of receipt of written notice of such claim, then Licensee may take action on the claim at Licensee’s sole cost and expense, in which case Licensee shall be entitled to receive any damages awarded in such claim. Except as provided in the foregoing sentence, Licensee shall not contact the third party, make any demands or claims, institute any suit or take any other action on account of such infringements without first obtaining the prior written permission of Licensor. All costs and expenses, including attorneys' fees, incurred in connection with any suit instituted by Licensee without the consent of Licensor shall be borne solely by Licensee.

12.	COOPERATION WITH LICENSOR

(a) Licensee agrees to reasonably cooperate with Licensor, at Licensor’s cost and expense, in the prosecution of any trademark or copyright application that Licensor may desire to file or in the conduct of any litigation relating to the Property. Licensee shall supply to Licensor such reasonable quantities of samples, containers, labels, sales information and similar material and, at Licensor’s cost and expense and upon Licensor's request, shall procure evidence, give testimony and cooperate with Licensor as may reasonably be required in connection with any such application or litigation.

(b) With respect to all claims and actions, including actions in which Licensee is joined as a party, Licensor shall have the sole right to employ counsel of its choosing and to direct handling of the litigation and any settlement thereof. Except as set forth in Section 11, Licensor shall be entitled to receive and retain all amounts awarded as damages, profits or otherwise in connection with such actions.

13.	TRADEMARK, PATENT AND COPYRIGHT PROTECTION

(a) The License is conditioned upon Licensee's complete compliance with the provisions of the trademark, copyright and patent laws of the United States and the foreign country or countries in the licensed Territory with respect to the Property.

(b) Licensor has the right but not the obligation, to obtain at its cost appropriate trademark, patent and copyright protection for the Property, the Licensed Products and/or the promotional and packaging material; provided that, Licensor has the obligation to maintain, at its cost and expense, existing registrations for the Property during the Term.

(c) Licensee shall reasonably cooperate with Licensor in protecting the Property. In the event that any third party claim arises with respect to the Property in the Territory of which Licensee becomes aware, Licensee shall promptly advise Licensor in writing of such event. Licensor has no obligation to take any action whatsoever in the event that any claim arises with respect to the protection of the Property. Licensor shall have the right, however, to proceed with counsel of its own choice. In the event that Licensor decides not to proceed, or if Licensor fails to take action within third (30) days of receipt of written notice of such claim or problem, then Licensee may take action on the claim at Licensee’s sole cost and expense, in which case Licensee shall be entitled to receive any damages awarded in such claim.

(d) Licensee shall not at any time challenge or dispute Licensor's ownership of any rights in the Property nor file any documents with any governmental authority or take any other action challenging or disputing Licensor's ownership of the Property, or aid or abet anyone else in doing so.

14.	COMPLIANCE WITH GOVERNMENT STANDARDS

Licensee represents and warrants that the Licensed Products, their packaging, marketing, sales and distribution shall meet or exceed all Federal, State and local laws, ordinances, standards, regulations and guidelines pertaining to such Licensed Products or activities, including, but not limited to, those pertaining to product safety, quality, labeling and propriety. Licensee agrees that it will not package, market, sell or distribute any Licensed Products or cause or permit any Licensed Products to be packaged, marketed, sold or distributed in violation of any such Federal, State or local law, ordinance, standard, regulation or guideline.

15.	IDENTIFICATION

Licensee shall place its own name or identifying mark on the Licensed Products or on their packaging in an inconspicuous manner so that Licensor can readily identify the source of the Licensed Products. Licensee shall use commercially reasonable efforts to institute an identification program for security purposes to prevent counterfeiting of the Licensed Products. Licensee shall obtain Licensor’s prior written consent for use of the security product that Licensor wishes to utilize, which consent shall not be unreasonably withheld or delayed.

16.	TRADEMARK AND COPYRIGHT OWNERSHIP AND NOTICES

(a) All Licensed Products and all promotional and packaging material shall contain appropriate legends, markings and/or notices as required from time to time by Licensor, to give notice to the public of Licensor's right. Unless otherwise expressly approved in writing by Licensor, each usage of the Trademarks shall be followed by the appropriate trademark notice symbol as set forth in Paragraph 6(c). Licensor will provide Licensee with the appropriate legend for each Licensed Product and/or promotional and packaging material during the approval process.

(b) Licensor and Licensee agree and intend that all artwork and designs created by Licensee or any other person or entity on behalf of Licensee and combined with the Trademarks in connection with the commercial marketing of the Licensed Products shall be the property of Licensor, which shall be entitled to use and license to others the use of such artwork and designs subject to the provisions of this Agreement. Licensee assigns to Licensor the copyright in all such artwork and designs. Licensee agrees to execute any additional documents proposed by Licensor to effectuate and confirm Licensor's sole and exclusive ownership of all copyright in and to such artwork and designs, and Licensee irrevocably appoints Licensor as its attorney-in-fact to execute any and all such documents if Licensee fails to return executed copies of such documents to Licensor within five (5) days following submission.

(c) Licensee shall use no other markings, legends and/or notices on or in association with the Licensed Products or on or in association with the promotional and packaging material other than the specified legend and Licensee's legend, without first obtaining Licensor's prior express written approval.

(d) The use of any word, name, symbol or device to identify or distinguish any of the Licensed Products shall inure to the benefit of Licensor. The use of any such word, name, symbol or device in connection with any of the Licensed Products shall be made only with Licensor's prior approval. All trademark rights in any such word, name, symbol or device shall belong to Licensor and shall be exercised by Licensee only pursuant to Licensor's prior, written approval.

17.	MANUFACTURER'S AGREEMENT

If the Licensed Products or parts of the Licensed Products are to be manufactured for Licensee, Licensee shall, before authorizing such manufacture and before placing any orders with the proposed manufacturer, obtain Licensor's approval in the manner provided herein, which approval will not be unreasonably withheld or delayed. Licensee shall have the proposed manufacturer sign in duplicate original an agreement no less protective of Licensor’s rights than the agreement attached in Exhibit B ("Manufacturer's Agreement"). Licensee shall deliver the original copies of the Manufacturer's Agreement signed by Licensee and the proposed manufacturer to Licensor, and Licensee shall obtain Licensor's signature on the Manufacturer's Agreements before the manufacture of the Licensed Products or parts of the Licensed Products by the proposed manufacturer.

18.	TERMINATION

(a) Without prejudice to any other rights that Licensor may have, Licensor may at any time give notice of termination effective immediately:

(1) If within one hundred eighty (180) days of execution of this Agreement, Licensee shall not have begun the bona fide distribution and sale of the Licensed Products in commercially reasonable quantities throughout the Territory.

(2) If Licensee shall fail for sixty (60) consecutive days to continue the bona fide distribution and sale of the Licensed Products in commercially reasonable quantities throughout the Territory.

(3) If Licensee shall fail to timely make any payment due hereunder or submit any statement required hereunder and such failure to pay or submit a statement is not remedied within fifteen (15) days of receipt of written notice thereof;

(4) If Licensee shall be unable to pay its obligations when due, shall make any assignment for the benefit of creditors, shall file a voluntary petition in bankruptcy, shall be adjudicated bankrupt or insolvent, shall have any receiver or trustee in bankruptcy or insolvency appointed for its business or property, or shall make an assignment for the benefit of creditors;

(5) If the quality in any Licensed Products is lower than in the approved samples referred to in Paragraph 8 and such failure to maintain the same quality in the Licensed Products as in the approved samples is not remedied within thirty (30) days of receipt of written notice thereof;

(6) If Licensee manufactures, sells, markets, distributes or uses any Licensed Products or promotional or packaging material relating to the Licensed Products without Licensor's approval as provided for by this Agreement or continues to manufacture, sell, market, distribute or use any Licensed Products or promotional or packaging material relating to the Licensed Products after receipt of notice from Licensor disapproving such items;

(7) If Licensee becomes subject to any voluntary or involuntary order of any governmental agency involving the recall of any Licensed Products or promotional or packaging material relating to the Licensed Products because of safety, health or other hazards or risks to the public;

(8) If Licensee breaches any provision of this Agreement relating to the unauthorized assertion of rights in the Property and fails to cure such breach within thirty (30) days following written notice thereof;

(9) If Licensee breaches any provision of this Agreement prohibiting Licensee from assigning, transferring, sublicensing, delegating or otherwise encumbering this Agreement or any of its rights or obligations;

(10) If Licensee fails to obtain or maintain insurance coverage as required by the provisions of this Agreement and fails to cure such breach within thirty (30) days following written notice thereof;

(11) If Licensee commits any material breach of its obligations under this Agreement and fails to cure such breach within thirty (30) days following written notice thereof.

(b) If reasonable grounds for insecurity arise with respect to Licensee's performance of this Agreement, Licensor may in writing demand adequate assurance of due performance. Until Licensor receives such assurance in writing, it may suspend its performance of this Agreement. If Licensor does not receive such written assurance within five (5) days after Licensee’s receipt of its request thereof or within such other shorter period of time as Licensor may reasonably designate under the circumstances, but in any case, no less than three (3) days after Licensee’s receipt of such request, the failure by Licensee to furnish such assurance will constitute a material breach, which entitles Licensor to immediately terminate this Agreement.

(c) Without prejudice to any other rights which Licensee may have, Licensee may terminate this Agreement upon thirty (30) days written notice to Licensor of the occurrence of a material breach by Licensor of any of the material terms, covenants, representations and/or warranties of this Agreement which breach is not remedied by Licensor to Licensee’s reasonable satisfaction within such thirty (30) day notice period.

19.	POST-TERMINATION AND EXPIRATION RIGHTS AND OBLIGATIONS

(a) If this Agreement is terminated for any cause under Paragraph 18(a) or (b), Licensee and Licensee's receivers, representatives, trustees, agents, administrators, successors or permitted assigns shall have no right after the effective date of termination to manufacture, sell, ship, market or distribute Licensed Products or to use any promotional and packaging material relating to the Licensed Products. Licensee's final statement and payment of royalties (and all other amounts due hereunder) including the difference, if any, between all royalties based upon Net Sales for the Annual Period and the Guaranteed Minimum Royalty for such Annual Period, shall be received by Licensor within ten (10) days after the effective date of termination. Licensee shall send all payments and statements required by Paragraph 18(a) to Licensor at the address in Paragraph 23.

(b) After expiration of the Term of this Agreement or the termination of this Agreement under any provision other than Paragraph 18(a) or (b), Licensee may sell, ship, market and distribute Licensed Products which are on hand or in the process of manufacture at the date of expiration or at the time notice of termination is received for a period of one hundred eighty (180) days after the date of expiration or the date of notice of termination (“Sell-Off Period”), as the case may be, provided that the Royalties with respect to that period are paid and the appropriate statements for that period are furnished. Licensee shall make no post-termination sales to affiliates, except in the ordinary course of its business operations. For purposes of this subsection, “affiliate” shall mean (i) any entity having any relationship, contract, or arrangement with Licensee whereby Licensee has or exercises or has the power to exercise, directly or indirectly, any manner, control, direction, or restraint over the business or operations of such entity, or (ii) Licensee and such entity are subject to common or mutual control or direction by some other entity. Any Licensed Products not sold, shipped and distributed by Licensee within the Sell-Off Period must be destroyed or reprocessed so that the Property is no longer present in whole or in part on the Licensed Products or on their packaging material. Upon Licensor's request, Licensee shall provide evidence satisfactory to Licensor of such destruction or reprocessing of remaining Licensed Products or packaging material. After expiration of the Sell-Off Period, Licensee's final statement and payment of Royalties including the difference, if any, between all royalties based upon Net Sales and the full Guaranteed Minimum Royalty (pro-rated, if applicable) shall be received by Licensor within ninety (90) days after expiration of the Sell-Off Period. Licensee shall send all payments and statements required by Paragraph 18(b) to Licensor at the address in Paragraph 23.

(c) After the expiration or termination of this Agreement and except as provided in Paragraph 18(b), all rights granted to Licensee under this Agreement shall forthwith revert to Licensor, and Licensee shall refrain from further use of the Property or any further reference to the Property, either directly or indirectly, or from use of any marks or designs similar to the Property in connection with the manufacture, sale, marketing or distribution of Licensee's Licensed Products. Licensee also shall turn over to Licensor all molds, silk-screens and other materials, which reproduce the Property or shall give evidence satisfactory to Licensor of their destruction. Licensee shall be responsible to Licensor for any damages caused by the unauthorized use by Licensee or by others of such molds, silk-screens or reproduction materials which are not turned over to Licensor.

(d) Licensee acknowledges that any breach or threatened breach of any of Licensee's covenants in this Agreement relating to the Property, including without limitation, Licensee's failure to cease the manufacture, sale, marketing or distribution of the Licensed Products or the promotional and packaging material relating to the Licensed Products at the termination or expiration of this Agreement, except as provided in Paragraph 18(b), will result in immediate and irreparable damage to Licensor and to the rights of any subsequent licensee of Licensor. Licensee acknowledges and admits that there is no adequate remedy at law for any such breach or threatened breach, and Licensee agrees that in the event of any such breach or threatened breach, Licensor shall be entitled to injunctive relief and such other relief as any court with jurisdiction may deem just and proper.

(e) Within twenty (20) days after expiration or notice of termination of this Agreement, as the case may be, Licensee shall deliver to Licensor a written report indicating the number and description of the Licensed Products, which it had on hand or in the process of manufacture as of the date of expiration or at the time termination notice is received. Licensor may conduct a physical inventory in order to verify such report. If Licensee fails to submit the required written report or refuses to permit Licensor to conduct such physical inventory, Licensee shall forfeit its rights under this Agreement to dispose of such inventory. In addition to such forfeiture, Licensor shall have recourse to all other available remedies.

20.	LIMITATION OF LIABILITY

EXCEPT WITH RESPECT TO THE INDEMNIFICATION OBLIGATIONS OF THE PARTIES HEREUNDER, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, MULTIPLE OR OTHER INDIRECT DAMAGES, OR FOR LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE DAMAGES, ARISING OUT OF THE MANUFACTURE, SALE, SUPPLYING OR FAILURE OR DELAY IN SUPPLYING OF THE PRODUCTS OR SERVICES RELATED THERETO, WHETHER BASED UPON WARRANTY, CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF  HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

21.	INDEMNITY AND INSURANCE

(a) Licensee acknowledges that it will have no claims against Licensor for any damage to property or injury to persons arising out of the operation of Licensee's business. Licensee agrees to indemnify, hold harmless and defend Licensor with legal counsel acceptable to Licensor from and against all demands, claims, injuries, losses, damages, actions, suits, causes of action, proceedings, judgments, liabilities and expenses, including reasonable attorneys' fees, court costs and other legal expenses, arising out of or connected with third party claims against Licensor relating to the Licensed Products, the promotional or packaging material relating to the Licensed Products, Licensee's methods of manufacturing, marketing, selling or distributing the Licensed Products, or any breach by Licensee of any provision of this Agreement or of any warranty made by Licensee in this Agreement. No approval by Licensor of any action by Licensee shall affect any right of Licensor to indemnification hereunder.

(b) Licensee shall obtain and maintain during the term of this Agreement and the one hundred eighty (180) day disposal period, if any, provided for in Paragraph 18(b), comprehensive general liability insurance coverage, including product liability insurance, naming Licensor as additional insured. Such insurance shall be underwritten by insurers satisfactory to Licensor and shall be written for limits of not less than Two Million Dollars ($2,000,000.00) each occurrence combined, for bodily injury, including death and property damage. Licensee shall furnish Licensor promptly upon the execution of this Agreement with a certificate of insurance stating thereon the limits of liability, the period of coverage, the parties insured (including Licensee and Licensor), and the insurer's agreement not to terminate or materially modify such insurance without endeavoring to notify Licensor in writing at least ten (10) days before such termination or modification. Licensee’s coverage shall be primary, and any insurance maintained by Licensor shall be in excess of, and not contributing to, the insurance provided by Licensee.

(c) [Intentionally Deleted.]

(d) The existence of the insurance coverage shall not mitigate, alter or waive the indemnity provisions of Paragraph 21(a). Licensor shall not be responsible for the payment of the premiums, charge taxes, assessments or other costs for the insurance.

22.	REPRESENTATION, WARRANTY AND INDEMNIFICATION

Licensor warrants and represents that: (a) Licensor (and the officers executing on its behalf) has full right and power to enter into this Agreement; (b) neither the execution and the delivery of this Agreement, nor the license granted herein, will violate the terms of any existing Agreements to which Licensor is a party; (c) so long as this Agreement remains in effect, Licensor shall not commit any act or enter into any agreement with any third party which is inconsistent or in conflict with this Agreement; (d) the Property and any and all other materials delivered by Licensor to Licensee shall be original or under a valid license to Licensee with right to provide the exclusive License as set forth herein to Licensee; and (e) neither the execution and performance of this Agreement by Licensor nor the license granted herein, infringes, misuses, misappropriates or conflicts with the rights, including copyright, trademark and other intellectual property rights or contract rights, licensed to or from, or owned by, a party other than Licensor. Licensor shall defend, indemnify and hold harmless Licensee, its parent, affiliated companies and partners and their respective officers, directors, members, employees and agents from and against any and all liabilities, claims, obligations, suits, judgments, amounts paid in settlement, costs and expenses (including, without limitation, reasonable attorneys fees, court costs and expenses) which Licensee may incur as a result of a breach by Licensor of any its representations, warranties, covenants or undertakings as set forth in this Agreement.

23.	NOTICES

Notices provided for herein shall be considered effectively given when sent by Certified Mail, in the case of Licensor, to:

ANTIK DENIM, LLC
5804 E. Slauson Avenue
Commerce, CA 90040
Attn: Paul Guez, Manager & CEO

And, in the case of Licensee, to:

MAX RAY, INC.
1363 Elwood Street
Los Angeles, California 90021
Attn:  Josh Cherin, President

24.	PAYMENT AND STATEMENT ADDRESS

Licensee shall send payments and statements to:

ANTIK DENIM, LLC
5804 E. Slauson Avenue
Commerce, CA 90040

25.	ASSIGNMENT AND SUBLICENSE

The license granted hereunder is personal to Licensee, and Licensee shall not assign, transfer or sublicense any of its rights under this Agreement or delegate any of its obligations under this Agreement (whether voluntarily, by operation of law, change in control or otherwise) without Licensor's prior written approval, not to be unreasonably withheld. It shall be deemed unreasonable for Licensor to withhold its approval if Licensee wishes to assign its rights and obligations hereunder to any other entity owned or controlled by Licensee, or which owns or controls Licensee, or which is under common ownership or control as Licensee. Any attempted assignments, transfer, sublicense or delegation by Licensee without such approval shall be void and a material breach of this Agreement. A change in the majority ownership or a material change in the management of Licensee shall constitute an assignment of rights under this Paragraph requiring Licensor's prior approval. Licensor is entering into this Agreement with Licensee based, in substantial part, on the unique attributes, which Licensee and its business offer, in view of Licensee's management, products and methods of operation. Subject to the foregoing, this Agreement will be binding upon, and inure to the benefit of, the parties and their respective successors and assigns.

26.	APPROVALS

Any approval or consent required by this Agreement to be obtained from Licensor must be made in writing by Licensee and Licensor shall not unreasonably withhold, condition or delay any required consent or approval thereto.

27.	COSTS AND EXPENSES

Each party shall bear and pay all costs and expenses arising in connection with its performance of this Agreement.

28.	INDEPENDENT CONTRACTOR

Licensee is an independent contractor and not an agent, partner, joint venturer, affiliate or employee of Licensor. No fiduciary relationship exists between the parties. Neither party shall be liable for any debts, accounts, obligations or other liabilities of the other party, its agents or employees. Licensee shall have no authority to obligate or bind Licensor in any manner. Licensor has no proprietary interest in Licensee and has no interest in the business of Licensee, except to the extent expressly set forth in this Agreement.

29.	SEVERABILITY

If any provision of this Agreement shall be determined to be illegal and unenforceable by any court of law or any competent governmental or other authority, the remaining provisions shall be severable and enforceable in accordance with their terms so long as this Agreement without such terms or provisions does not fail of its essential purpose or purposes. The parties will negotiate in good faith to replace any such illegal or unenforceable provision or provisions with suitable substitute provisions, which will maintain the economic purposes and intentions of this Agreement.

30.	EXHIBITS

All references to "Exhibit" or "Exhibits" herein shall mean those Exhibits A through D attached to this Agreement, which Exhibits, wherever referred to herein, are hereby incorporated into this Agreement as though fully set forth herein.

31.	SURVIVAL

Licensee's obligations and agreements under Paragraphs 4, 5, 8, 9, 13, and 18 shall survive the termination or expiration of this Agreement.

32.	MISCELLANEOUS

(a)	Captions.

The captions for each Paragraph have been inserted for the sake of convenience and shall not be deemed to be binding upon the parties for the purpose of interpretation of this Agreement.

(b)	Scope and Amendment of Agreement.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, supersedes any and all prior and contemporaneous negotiations, understandings or agreements in regard to the license of the Property in connection with the Licensed Products is intended as a final expression of their agreement. Any amendment to this Agreement shall be ineffective unless it is made in writing, signed by authorized representatives of each of the parties, and expressly states that it is an amendment to this Agreement.

(c)	Governing Law.

This Agreement will be deemed to have been executed in the State of California and will be construed and interpreted according to the laws of that State without regard to its conflicts of law principles or rules. The parties agree that any legal action or proceeding with respect to this Agreement shall be brought in the Superior Court for the Central District of California, Los Angeles Judicial District or, if such court does not have jurisdiction, in any court of general jurisdiction in the County of Los Angeles, California. Licensee consents to the personal jurisdiction of such courts, agrees to accept service of process by mail and hereby waives any jurisdictional or venue defenses otherwise available to it.

(d)	Attorneys' Fees.

If either party brings any legal action or other proceeding to interpret or enforce the terms of this Agreement, or retains a collection agent to collect any amounts due under this Agreement, then the prevailing party shall be entitled to recover reasonable attorneys' fees and any other costs incurred, in addition to any other relief to which it is entitled.

(e)	Interpretation.

The parties agree that each party and its counsel have reviewed this Agreement and the normal rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

(f)	Waiver.

The failure of Licensor to insist in any one or more instances upon the performance of any term, obligation or condition of this Agreement by Licensee or to exercise any right or privilege herein conferred upon Licensor shall not be construed as thereafter waiving such term, obligation, or condition, or relinquishing such right or privilege, and the acknowledged waiver or relinquishment by Licensor of any default or right shall not constitute waiver of any other default or right. No waiver shall be deemed to have been made unless expressed in writing and signed by an authorized officer of Licensor.

(g)	Intentionally Deleted.

(h)	Rights Cumulative.

Except as expressly provided in this Agreement, and to the extent permitted by law, any remedies described in this Agreement are cumulative and not alternative to any other remedies available at law or in equity.

(i)	[Intentionally Deleted.]

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized representatives on the dates indicated below.

"LICENSOR"

ANTIK DENIM, LLC

By: /s/ Larry Jacobs

Title: CFO

Date: 5/1/07

“LICENSEE”

MAX RAY, INC.

By: /s/ Josh Cherin

Title: President

Date: 5/1/07

EXHIBIT A

Licensed Products

1.	Small leather goods, consisting of belts, handbags, small leather accessories and scarves.

EXHIBIT B

MANUFACTURER'S AGREEMENT

This Manufacturer's Agreement is made pursuant to the License Agreement between ANTIK DENIM, LLC ("Licensor") and MAX RAY, INC. ("Licensee")). The term of this Agreement shall begin on ________ and end on _______, unless sooner terminated in accordance with Paragraph 20 of the License Agreement.

__________________________________________________________________________________________________
Manufacturing Company Name

__________________________________________________________________________________________________
Manufacturer Company Street Address (including, City, State, Zip, Country)

__________________________________________________________________________________________________
Manufacturing Location Street Address (including, City, State, Zip, Country)

__________________________________________________________________________________________________
Contact Person and Telephone and/or Fax Number

__________________________________________________________________________________________________
List the Licensed Products you will manufacture (Attach a separate sheet, if necessary to list all of the Licensed Products you will manufacture)

Manufacturer desires to manufacture and sell to Licensee the above listed Licensed Products bearing the intellectual property of Licensor and as listed on the attached Exhibit C (herein after referred to as the "Property"). Such Licensed Products shall be manufactured only at Manufacturing Location. In consideration of Licensor's approval of the manufacture by Manufacturer of any Article listed above and bearing the Property, the parties agree as follows:

Manufacturer acknowledges the validity of and Licensor's sole title to the Property. Manufacturer agrees that its right to manufacture Licensed Products with the Property thereon is in all respects subject to the terms and conditions in the License Agreement, including, but not limited to, the termination provisions and restrictions on the use of the Property. Manufacturer agrees that the provisions of the License Agreement shall take precedence over and supersede any agreements between Licensee and Manufacturer. Manufacturer shall sell Licensed Products with the Property thereon only to Licensee. Manufacturer agrees that its manufacture of Licensed Products shall give Manufacturer no right to use the Property or to sell Licensed Products bearing the Property beyond the expiration or termination of the License Agreement. If Licensee's right to use the Property expires or terminates, Manufacturer agrees to make no claim against ANTIK DENIM, LLC for any reason.

ANTIK DENIM, LLC	MANUFACTURER

By: _________________________________________	By: _________________________________________
Title:	Title

Date:	Date:

MAX RAY, INC.

By: _________________________________________
Title:

Date:

EXHIBIT C

Trademark Applications and Registrations in the Territory for Class 18

PENDING TRADEMARK APPLICATIONS

United States	77095625

PATENT PENDING

United States	29/182,927

COPYRIGHTS

Eagle Design Plain	VA1-355-011
Eagle Design (Text)	VA1-353-106
Pocket Design	VA1-311-528

EXHIBIT D

GUARANTY

This agreement (hereinafter “Guaranty”) is entered into by and between the undersigned guarantor (“Guarantor”) and Antik Denim, LLC. (“Antik”) as of the 1st day of September, 2006.

WITNESSETH

WHEREAS, Antik and Max Ray, Inc. (“Company”) have agreed to enter into a license agreement of even date herewith for the purposes of manufacturing, selling, marketing and distributing products bearing the Antik trademarks, copyrights and patents (the “License Agreement”); and

WHEREAS, as a material inducement and condition precedent to entering into the License Agreement, Antik has required that Guarantor guaranty, and Guarantor has agreed to guaranty, the Guaranteed Minimum Royalty (defined in the License Agreement) due to Licensor under and pursuant to the License Agreement on year-by-year basis.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. In the event of termination of the License Agreement as a result of a non-curable breach by Licensee or Licensee ceases to do business and the royalties paid and/or payable by Licensee to Licensor during the Annual Period (defined in License Agreement), together with the amounts paid by Licensee to Licensor pursuant to Paragraph 4(c), are, in aggregate, less than the Guaranteed Minimum Royalty for such Annual Period, Guarantor hereby guarantees payment of such difference (the “Obligations”), in accordance with Paragraph 19(a) of the License Agreement.

2. This Guaranty is and is intended to be an absolute, unconditional and continuing guaranty which shall not be affected by any act or thing whatsoever except as herein provided, and which shall be independent of and in addition to any other guaranty, endorsement or collateral held by Antik with respect to any or all of the Obligations. Guarantor specifically acknowledges and agrees that, as long as Company remains obligated to pay the Guaranteed Minimum Royalty under the Agreement, this Guaranty shall remain in full force and effect.

3. Guarantor is an individual residing in the State of California. The execution, delivery, and performance of this Guaranty are not in contravention of any applicable law, or any indenture, agreement, or undertaking to which Guarantor is a party or by which Guarantor or his property is bound. This Guaranty constitutes the legal, valid, and binding obligation of Guarantor enforceable in accordance with its terms.

4. Antik and Company shall have the right, without affecting the Guarantor’s obligation hereunder, and with demand or notice, from time to time: (a) to receive, exchange or release any collateral securing payment of the Obligations or any part thereof; and (b) to release or compromise this or any other Guaranty executed in connection with the Obligations.

5. This Guaranty shall inure to the benefit of Antik, its successors in interest and assigns and shall be binding upon the heirs, executors, administrators, and successors and assigns, of the Guarantor. Notwithstanding the foregoing, Guarantor shall not be permitted to assign his Obligations hereunder without the prior written consent of Antik, which consent may be withheld.

6. Antik may enforce this Guaranty whenever the Obligations become due or at any time thereafter, following the service of fifteen (15) days written notice upon Guarantor with respect to a default of the Obligations. Payment under this Guaranty shall be due immediately upon demand by Antik, following the expiration of all applicable cure periods.

7. Notices to Guarantor hereunder shall be sent to the address set forth opposite its signature below.

8. If any party brings an action or is required to retain counsel to enforce any provision of this Guaranty or to declare rights hereunder, the prevailing party shall be entitled to recover from the other party any and all expenses and costs incurred, including, but not limited to, reasonable attorneys’ fees.

9.This Guaranty shall be governed by the laws of the State of California. In the event of any action, suit or proceeding brought under or in connection with this Guaranty exclusive venue and jurisdiction shall lie in the County of Los Angeles, State of California, or any county and state where Guarantor may reside at the time of enforcement of any provision of this Guaranty.

10. This Guaranty may not be amended or modified unless such amendment or modification is in writing and signed by the party against which the modification or amendment is sought to be enforced.

11. No delay in enforcing or failure to enforce any right under this Guaranty by Antik will constitute a waiver by Antik of that right.

12. If any provision of this Guaranty is held to be invalid or unenforceable, that invalidity or unenforceability will not invalidate this Guaranty as a whole, but this Guaranty will be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties will be construed and enforced only to the extent as is permitted by applicable law.

13. This Guaranty represents the entire agreement and understanding of the Guarantor concerning the subject matter of this Guaranty, and supersedes all other prior agreements, understandings, negotiations, discussions, representations, warranties, commitments, proposals, offers, and contracts concerning the subject matter of this Guaranty, whether oral or written.

Executed and effective as of this _______day of March, 2007.

Guarantor:	Josh Cherin
Address:	12314 Sunset Parkway
City, State, Zip	Los Angeles, CA 90064

GUARANTOR

By: _________________________________________
Josh Cherin

Date: